UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2024

IDEAYA Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38915	47-4268251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5000 Shoreline Court, Suite 300

South San Francisco, California 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 443-6209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IDYA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Clinical Update

On October 25, 2024, IDEAYA Biosciences, Inc. (the “Company”) announced clinical data from the Company’s Phase 1 expansion dose of IDE397 in patients with methylthioadenosine phosphorylase (“MTAP”)-deletion urothelial cancer and non-small cell lung cancer (“NSCLC”) in a late breaker abstract oral presentation at the 36th edition of the EORTC-NCI-AACR Symposium (“ENA 2024”) in Barcelona, Spain. The Company had additional poster presentations at ENA 2024 that highlighted preclinical data for the methionine adenosyltransferase 2 alpha (“MAT2A”) and poly (ADP-ribose) glycohydrolase programs. IDE397 is the Company’s potent and selective potential first-in-class MAT2A inhibitor in Phase 2 clinical trials for the treatment of MTAP-deletion solid tumors.

The interim Phase 1 expansion data for IDE397 in MTAP-deletion urothelial cancer and NSCLC demonstrated preliminary clinical efficacy and a favorable safety profile. The reported Phase 1 clinical data are based on 27 evaluable patients at the expansion dose of 30 mg once-a-day (“QD”) of IDE397. The heavily pre-treated MTAP-deletion urothelial cancer and NSCLC patients, including ten urothelial cancer patients, nine adenocarcinoma NSCLC patients and eight squamous NSCLC patients, had a median of two to three prior lines of therapy, ranging from one to seven prior lines of treatment. Reported clinical efficacy and tolerability data are preliminary and based on investigator review from an unlocked database as of the data analysis cutoff date of August 22, 2024.

The Company reported an overall response rate of approximately 33% (one complete response and eight partial responses by RECIST 1.1 evaluation). Nine out of the nine responses have been confirmed, including four urothelial cancer patients (of which one was a complete response), three squamous NSCLC patients and two adenocarcinoma NSCLC patients. Two patients were confirmed after the data cutoff date. The Company also reported overall response rate by RECIST 1.1 evaluation by solid tumor type. For MTAP-deletion urothelial cancer patients, the confirmed overall response rate was 40%, or 4 out of 10 patients, for MTAP-deletion squamous NSCLC patients, the confirmed overall response rate was approximately 38%, or 3 out of 8 patients, and for MTAP-deletion adenocarcinoma NSCLC patients, the confirmed overall response rate was approximately 22%, or 2 out of 9 patients. As the Company previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2024, five confirmed responses were reported out of the 18 evaluable patients enrolled in the IDE397 Phase 2 monotherapy study. Further, there were zero non-evaluable patients reported as of the data analysis.

Additionally, multiple confirmed partial responses by RECIST 1.1 evaluation harbored genetic co-alterations, including MTAP-deletion and FGFR-TACC3 fusion in urothelial cancer patients and MTAP-deletion and KRAS G12D mutation in NSCLC patients.

The Company also observed a disease control rate of 93%, including one complete response, eight partial responses and 16 stable disease by RECIST 1.1 evaluation, reflecting 25 of 27 evaluable patients with stable disease or better. Of the 27 evaluable patients, 15 are still on treatment and seven of the nine responses by RECIST 1.1 evaluation responses remain on treatment. The median duration of treatment has not been reached and is greater than 6.2 months. The median time to response is approximately 2.7 months. The median duration of response and median progression free survival data is still immature. Three urothelial cancer patients have been on treatment greater than 250 days, four squamous NSCLC patients on treatment greater than 200 days, and three adenocarcinoma NSCLC patients on treatment greater than 200 days.

The Company also reported a ctDNA molecular response (“MR”) rate of approximately 81%, representing 17 of 21 reportable patients with 50% or greater ctDNA reduction and approximately 33%, representing 7 of 21 reportable patients, with a deep 90% or greater ctDNA reduction (several quality control failures of patient samples precluded the other patients from MR analysis). All 17 MRs were rapid occurring at the first ctDNA sample analysis.

The interim Phase 1 expansion data for IDE397 in MTAP-deletion urothelial cancer and NSCLC demonstrated a favorable adverse event (“AE”) profile at the 30 mg QD expansion dose. Approximately 18% of patients experienced a Grade 3 or higher drug-related AE at the 30 mg QD expansion dose and no drug-related serious adverse events were observed. The Company observed no drug-related AEs leading to discontinuations. The Company anticipates that the favorable AE profile and dosing convenience of a 30 mg QD tablet has the potential to enable long-term dosing and combination development, including with MTA-cooperative PRMT5 inhibitors and topoisomerase payload antibody drug conjugates.

Additionally, the Company reported the first preliminary clinical case study of the IDE397 and Trodelvy® (sacituzumab govitecan-hziy), Gilead’s Trop-2 directed antibody-drug conjugate, combination in MTAP-deletion urothelial cancer patients. The Company reported a partial response by RECIST 1.1 evaluation in a patient case report with a genetic co-alteration of MTAP-deletion and a FGFR3-TACC3 fusion, and rapid and deep first-evaluation molecular responses with ctDNA reduction of greater than 95% observed, that will be presented at ENA 2024. The Company is targeting to initiate the IDE397 and Trodelvy Phase 1/2 combination expansion in MTAP-deletion urothelial cancer in Q4 2024.

There are currently no FDA-approved therapies for patients with MTAP-deletion solid tumors, highlighting the unmet medical need. The priority MTAP-deletion solid tumor types for the IDE397 Phase 1/2 monotherapy program are urothelial cancer and NSCLC. MTAP-deletion prevalence has been reported at over 15% in NSCLC and over 25% in urothelial cancer, based on The Cancer Genome Atlas (“TCGA”) database. The Company estimates that the MTAP-deletion annual incidence in the U.S. in NSCLC and urothelial cancer is approximately 48,000 patients, based on the 2024 Surveillance, Epidemiology, and End Results database. In addition, there are several potential expansion MTAP-deletion solid tumor types that are also being considered for monotherapy and combination development, including pancreatic, head and neck, gastric, and squamous esophageal cancer, among others. Based on the TCGA database, MTAP-deletion prevalence in pancreatic, head and neck, gastric, and squamous esophageal cancer represents an aggregate U.S. annual incidence of approximately 27,000 patients.

The Company has activated over 35 clinical trial sites globally in the U.S., Canada, Europe, and Asia Pacific to enable potential rapid enrollment for the IDE397 Phase 2 monotherapy expansion in MTAP-deletion lung and bladder cancer in its ongoing trial (NCT04794699). There is also an ongoing Amgen-sponsored Phase 1/2 trial of IDE397 and AMG 193 combination in MTAP-Deletion NSCLC (NCT05975073). The Company published at ENA 2024 preclinical combination efficacy data and the combination mechanistic rationale for IDE397 with clinical stage PRMT5 inhibitors, including BMS-986504 and AMG 193.

Next, the Company is enrolling a Phase 1 clinical trial evaluating the safety, tolerability, pharmacokinetics, pharmacodynamics and efficacy of IDE397 in combination with Trodelvy in MTAP-deletion urothelial cancer patients (NCT04794699). Pursuant to the Clinical Trial Collaboration and Supply Agreement dated November 29, 2023, the Company and Gilead retain the commercial rights to their respective compounds, including with respect to use as a monotherapy or combination agent. The Company is the study sponsor and Gilead will provide the supply of Trodelvy. IDE397 monotherapy or in combination with Trodelvy has not been approved by any regulatory agency, and the efficacy and safety of this combination has not been established.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements, including, but not limited to, statements related to (i) expectations regarding the clinical activity profile and potential advantages of the Company’s clinical programs, (ii) the timing of enrollment for the IDE397 Phase 2 monotherapy expansion in MTAP-deletion lung and bladder cancer and (iii) the timing of initiation of the IDE397 and Trodelvy Phase 1/2 combination expansion in MTAP-deletion urothelial cancer. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s preclinical and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including the Company’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, the Company’s ability to successfully establish, protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations. The Company undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the Company’s Annual Report on Form 10-K dated February 20, 2024 and any current and periodic reports filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEAYA BIOSCIENCES, INC.

Date: October 25, 2024	By:	/s/ Yujiro Hata
Yujiro Hata
President and Chief Executive Officer